Exhibit 99.1

CONTACT

James Mead

Chief Financial Officer

-and-

Heidi Gillette

Investor Relations

(212) 594-2700

SL GREEN REALTY CORP. REPORTS

SECOND QUARTER 2012 FFO OF $1.94 PER SHARE BEFORE
TRANSACTION COSTS AND EPS OF $1.14 PER SHARE

Financial and Operating Highlights

•                  Second quarter FFO of $1.94 per diluted share before transaction related costs of $0.02 per diluted share compares with prior year FFO of $1.10 per diluted share before transaction related costs of $0.02 per diluted share.  The results reflect additional cash income of $67.9 million, or $0.73 per diluted share, equivalent to profit, from the recapitalization of 717 Fifth Avenue in the second quarter of 2012.

•                  Second quarter net income attributable to common stockholders of $1.14 per diluted share compares with prior year net income of $6.26 per diluted share.  The prior year result included a one-time purchase price fair value adjustment of $6.06 per diluted share.

•                  Combined same-store NOI increased 1.8 percent for the quarter to $199.5 million and combined same-store cash NOI increased 5.3 percent to $178.9 million as compared to the prior year.

•                  Signed 57 Manhattan leases totaling 2,284,079 square feet during the second quarter.  The mark-to-market on office leases signed in Manhattan was 1.3 percent higher in the second quarter than the previously fully escalated rents on the same office spaces.

•                  Signed leases included a 1.6 million square-foot lease with Viacom International Inc. at 1515 Broadway. The lease was the largest non-sale leaseback office lease in Manhattan’s history and represented the entirety of the office space at 1515 Broadway.

•                  Quarter-end occupancy of 93.2 percent in stabilized Manhattan same-store properties as compared to 93.4 percent in the corresponding quarter in the prior year and 93.0 percent at December 31, 2011.

•                  Signed 27 Suburban leases totaling 257,539 square feet during the second quarter.  The mark-to-market on office leases signed in the Suburbs was 18.9 percent lower in the second quarter than the previously fully escalated rents on the same office spaces primarily due to the early renewal on 112,584 square feet with Fuji Film Holdings America Corp. at 200 Summit Lake Drive, Westchester, NY.

•                  Quarter-end occupancy of 86.0 percent in the Suburban portfolio as compared to 86.4 percent in the corresponding quarter in the prior year and 86.2 percent at December 31, 2011.

Investing Highlights

•                  Acquired the 215,000 square foot mixed-use office and retail building located at 304 Park Avenue South for $135.0 million, or $628 per square foot. The property was acquired with approximately $102.0 million of cash and $33.0 million in operating partnership units of SL Green operating partnership.

•                  Sold 379 West Broadway for $48.5 million resulting in a gain of $6.5 million.

•                  Subsequent to the end of the quarter, closed on the previously announced sale of One Court Square for $481.1 million, including the assumption by the purchaser of $315.0 million of existing debt.

Financing Highlights

•                  Recapitalized the retail condominium at 717 Fifth Avenue in a transaction that included: a refinancing with a ten-year, $300.0 million, 4.45 percent fixed-rate mortgage and a twelve-year, $290.0 million, 9.0 percent fixed-rate mezzanine loan; the reduction by SL Green of its interest to 10.92 percent; and the redemption of $31.7 million of Series E preferred units of SL Green operating partnership.

•                  Closed on a seven-year $775.0 million mortgage at 1515 Broadway that bears interest at 285 basis points over LIBOR.

•                  Closed on a ten-year $230.0 million mortgage at 100 Church Street that bears interest at a fixed rate of 4.675 percent.

•                  Sold 1.0 million shares of common stock during the second quarter of 2012 for gross proceeds of $79.6 million ($78.4 million of net proceeds after related expenses) at an average price of $78.74 per share.

•                  Subsequent to the end of the quarter, redeemed all of the $100 million, 7.875 percent Series D Cumulative Redeemable Preferred Stock.

Summary

New York, NY, July 25, 2012 — SL Green Realty Corp. (NYSE:  SLG) today reported funds from operations, or FFO, of $179.0 million, or $1.92 per diluted share, for the quarter ended June 30, 2012, compared to $92.9 million, or $1.08 per diluted share, for the same quarter in 2011.  The results reflect additional cash income of $67.9 million, or $0.73 per diluted share, equivalent to profit, from the recapitalization of 717 Fifth Avenue in the second quarter of 2012.

Net income attributable to common stockholders totaled $103.0 million, or $1.14 per diluted share, for the quarter ended June 30, 2012, compared to $526.5 million, or $6.26 per diluted share, for the same quarter in 2011.

Operating and Leasing Activity

For the second quarter of 2012, the Company reported revenues and operating income of $349.0 million and $266.8 million, respectively, compared to $298.7 million and $162.7 million, respectively, for the same period in 2011.

Same-store NOI on a combined basis increased by 1.8 percent to $199.5 million for 2012, after giving consideration to 1515 Broadway and 521 Fifth Avenue as consolidated properties, as compared to 2011. Consolidated property same-store NOI increased by 1.0 percent to $169.2 million and unconsolidated joint venture property same-store NOI increased 6.9 percent to $30.3 million.

Same-store cash NOI on a combined basis increased by 5.3 percent to $178.9 million for 2012, after giving consideration to 1515 Broadway and 521 Fifth Avenue as consolidated properties, as compared to 2011. Consolidated property same-store cash NOI increased by 4.8 percent to $151.3 million and unconsolidated joint venture property same-store cash NOI increased 8.3 percent to $27.6 million.

Occupancy for the Company’s stabilized, same-store Manhattan portfolio at June 30, 2012 was 93.2 percent as compared to 93.4 percent at June 30, 2011.  During the quarter, the Company signed 50 office leases in its Manhattan portfolio totaling 2,251,230 square feet.  Eleven leases totaling 42,174 square feet represented office leases that replaced previous vacancy, and 39 office leases comprising 2,209,056 square feet had average starting rents of $52.63 per rentable square foot, representing a 1.3 percent increase over the previously fully escalated rents on the same office spaces, which was largely driven by the 1.6 million square foot lease with Viacom International Inc. at 1515 Broadway and the renewal of the City of New York for 372,521 square feet at 100 Church.  The average lease term on the Manhattan office leases signed in the second quarter was 15.1 years and average tenant concessions were 8.2 months of free rent with a tenant improvement allowance of $49.29 per rentable square foot.

During the quarter, 1,955,729 square feet of office leases commenced in the Manhattan portfolio, 70,537 square feet of which represented office leases that replaced previous vacancy, and 1,885,192 square feet of which represented office leases that had average starting rents of $50.18 per rentable square foot, representing a 0.1 percent increase over the previously fully escalated rents on the same office spaces.

Occupancy for the Company’s Suburban portfolio was 86.0 percent at June 30, 2012, as compared to 86.4 percent at June 30, 2011.  Excluding One Court Square, which was sold subsequent to the end of the quarter, the Company’s Suburban portfolio occupancy would be 82.4 percent at June 30, 2012, as compared to 82.9 percent at June 30, 2011.

During the quarter, the Company signed 23 office leases in the Suburban portfolio totaling 239,110 square feet.  Six leases totaling 22,388 square feet represented office leases that replaced previous vacancy, and 17 office leases comprising 216,722 square feet had average starting rents of $25.69 per rentable square foot, representing a 18.9 percent decrease over the previously fully escalated rents on the same office spaces.  The average lease term on the Suburban office leases signed in the second quarter was 5.1 years and average tenant concessions were 8.4 months of free rent with a tenant improvement allowance of $12.87 per rentable square foot.

During the quarter 216,559 square feet of office leases commenced in the Suburban portfolio, 7,450 square feet of which represented office leases that replaced previous vacancy, and 209,109 square feet of which represented office leases that had average starting rents of $25.25 per rentable square foot, representing a 20.1 percent decrease over the previously fully escalated rents on the same office spaces.

Significant leases that were signed during the second quarter included:

•                  Early renewal and expansion on 1.6 million square feet with Viacom International Inc. for 15.3 years at 1515 Broadway bringing the total remaining lease term to 19 years;

•                  Early renewal on 372,521 square feet with The City of New York Law and Business for 20.4 years at 100 Church Street;

•                  Early renewal and expansion on 87,677 square feet with Cohen & Steers, Inc. for 10 years at 280 Park Avenue;

•                  New lease on 36,823 square feet with Yext, Inc. for 7.7 years at One Madison Avenue;

•                  Early renewal on 112,584 square feet with Fuji Film Holdings America Corp. for 6.3 years at 200 Summit Lake Drive, Westchester, NY; and

•                  Early renewal on 46,032 square feet with Nomura Holdings for 5.8 years at 1100 King Street, Westchester, NY.

Marketing, general and administrative, or MG&A, expenses for the quarter ended June 30, 2012 were $20.7 million, or 5.1 percent of total revenues including the Company’s share of joint venture revenue compared to $22.5 million, or 6.4 percent for the quarter ended June 30, 2011.

Real Estate Investment Activity

In June 2012, SL Green acquired the 215,000 square-foot mixed-use office and retail building located at 304 Park Avenue South for $135.0 million, or $628 per square foot. The property was acquired with approximately $102.0 million of cash and $33.0 million in operating partnership units of SL Green operating partnership.

In April 2012, SL Green, along with its joint venture partner Jeff Sutton, sold 379 West Broadway for $48.5 million, resulting in a gain of $6.5 million.

In July 2012, SL Green, along with its joint venture partner, sold One Court Square for a gross sale price of $481.1 million.  The transaction included the assumption by the purchaser of $315.0 million of existing debt.

Debt and Preferred Equity Investment Activity

The Company’s debt and preferred equity investment portfolio totaled $982.2 million at June 30, 2012.  During the second quarter, the Company purchased and originated new debt and preferred equity investments totaling $71.3 million, all of which are directly collateralized by New York City commercial office properties, and received $7.1 million of principal reductions from investments that were sold or repaid.  In addition, the Company reclassified a first mortgage position, which is collateralized by an office property in London, into real estate held-for-sale as the property is being marketed for sale through a receiver controlled by the Company.  The Company recognized additional income of $4.7 million in the quarter as a result of this reclassification. The debt and preferred equity investment portfolio had a weighted average maturity of 2.8 years as of June 30, 2012 and had a weighted average yield for the quarter ended June 30, 2012 of 9.3 percent, exclusive of loans with a net carrying value of $25.1 million, which are on non-accrual status.

Financing and Capital Activity

In June 2012, SL Green, along with its joint venture partner Jeff Sutton, recapitalized the retail condominium at 717 Fifth Avenue in a transaction that included: a refinancing with a ten-year, $300.0 million, 4.45 percent fixed-rate mortgage and a twelve-year, $290.0 million, 9.0 percent fixed-rate mezzanine loan; the reduction by SL Green of its interest to 10.92 percent; and the redemption of $31.7 million of Series E preferred units of SL Green operating partnership.

In April 2012, SL Green closed on a seven-year $775.0 million mortgage at 1515 Broadway. This mortgage bears interest at 285 basis points over the 90-day LIBOR and replaces the previous $447.2 million mortgage that was scheduled to mature in 2014.

In June 2012, SL Green closed on a ten-year $230.0 million mortgage at 100 Church Street. This mortgage bears a fixed rate of interest of 4.675 percent.

In July 2012, SL Green redeemed all 4,000,000 outstanding shares of its 7.875 percent Series D Cumulative Redeemable Preferred Stock on July 13, 2012 at a redemption price of $25.00 per share of preferred stock plus $0.4922 in accumulated and unpaid dividends on such preferred stock through July 14, 2012.

In the second quarter of 2012, SL Green sold 1.0 million shares of common stock for aggregate gross proceeds of $79.6 million ($78.4 million of net proceeds after related expenses). In 2012 to date, SL Green sold 3.9 million shares of common stock for gross proceeds of $304.6 million ($301.1 million of net proceeds after related expenses).  The Company’s existing at-the-market equity offering program has $45.4 million of remaining sales capacity.

Dividends

During the second quarter of 2012, the Company declared quarterly dividends on its outstanding common and preferred stock as follows:

•                  $0.25 per share of common stock, which was paid on July 13, 2012 to stockholders of record on the close of business on July 2, 2012; and

•                  $0.4766 per share on the Company’s Series C Preferred Stock for the period April 15, 2012 through and including July 14, 2012, which was paid on July 13, 2012 to stockholders of record on the close of business on June 30, 2012, and reflects the regular quarterly dividend which is the equivalent of annualized dividend of $1.9064 per share.

Conference Call and Audio Webcast

The Company’s executive management team, led by Marc Holliday, Chief Executive Officer, will host a conference call and audio webcast on Thursday, July 26, 2012 at 2:00 pm ET to discuss the financial results.

The Supplemental Package will be available prior to the quarterly conference call on the Company’s website, www.slgreen.com, under “Financial Reports” in the Investors section.

The live conference will be webcast in listen-only mode on the Company’s website under “Event Calendar & Webcasts” in the Investors section and on Thomson’s StreetEvents Network. The conference may also be accessed by dialing 800.291.5365 Domestic or 617.614.3922 International, using pass-code “SL Green.”

A replay of the call will be available through August 2, 2012 by dialing 888.286.8010 Domestic or 617.801.6888 International, using pass-code 26568216.

Company Profile

SL Green Realty Corp., New York City’s largest office landlord, is the only fully integrated real estate investment trust, or REIT, that is focused primarily on acquiring, managing and maximizing value of Manhattan commercial properties. As of June 30, 2012, SL Green owned interests in 71 Manhattan properties totaling more than 39.2 million square feet. This included ownership interests in 27.4 million square feet of commercial properties and debt and preferred equity investments secured by 11.8 million square feet of properties. In addition to its Manhattan investments, SL Green holds ownership interests in 32 suburban assets totaling 6.9 million square feet in Brooklyn, Queens, Long Island, Westchester County, Connecticut and New Jersey, along with four development properties in the suburbs encompassing approximately 0.5 million square feet.

To be added to the Company’s distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at 212.594.2700.

Disclaimers

Non-GAAP Financial Measures

During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure can be found on page 11 of this release and in the Company’s Supplemental Package.

Forward-looking Statement

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements other than statements of historical facts included in this press release are forward-looking statements.  All forward-looking statements speak only as of the date of this press release.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance, achievements or transactions of the Company to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements.  Such risks, uncertainties and other factors relate to, among others, the strength of the commercial office real estate markets in the New York Metropolitan area, reduced demand for office space, unanticipated increases in financing and other costs, competitive market conditions, unanticipated administrative costs, divergent interests from or the financial condition of our joint venture partners, timing of leasing income, general and local economic conditions, interest rates, capital market conditions, tenant bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, environmental, regulatory and/or safety requirements, and other factors, all of which are beyond the Company’s control.  Additional information or factors that could affect the Company and the forward-looking statements contained herein are included in the Company’s filings with the Securities and Exchange Commission.  The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

SL GREEN REALTY CORP.

CONSOLIDATED STATEMENTS OF INCOME-UNAUDITED

(Amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues:
Rental revenue, net	$267,691	$238,635	$528,505	$465,655
Escalation and reimbursement	41,584	34,994	83,247	65,269
Investment and preferred equity income	33,448	15,144	59,786	79,823
Other income	6,282	9,932	16,659	17,180
Total revenues	349,005	298,705	688,197	627,927
Expenses:
Operating expenses (including approximately $4,729 and $8,188 (2012) and $3,498 and $6,613 (2011) paid to affiliates)	68,919	62,395	142,188	122,698
Real estate taxes	52,569	43,975	104,067	84,042
Ground rent	8,890	7,813	17,696	15,647
Interest expense, net of interest income	82,327	68,173	162,464	132,439
Amortization of deferred financing costs	3,553	2,684	7,133	6,483
Depreciation and amortization	77,812	65,539	154,895	129,036
Loan loss and other investment reserves, net of recoveries	—	1,280	564	(1,870)
Transaction related costs	1,970	1,217	3,121	3,651
Marketing, general and administrative	20,721	22,454	40,917	42,475
Total expenses	316,761	275,530	633,045	534,601
Income from continuing operations before equity in net income of unconsolidated joint ventures, noncontrolling interests and discontinued operations	32,244	23,175	55,152	93,326
Equity in net income from unconsolidated joint ventures	70,890	2,184	69,330	10,390
Equity in net gain on sale of interest in unconsolidated joint venture/ real estate	9,534	—	16,794	—
Purchase price fair value adjustment	—	475,102	—	488,890
Loss on investment in marketable securities	—	(6)	—	(133)
Depreciable real estate reserves	5,789	—	5,789	—
Gain on early extinguishment of debt	—	971	—	971
Income from continuing operations	118,457	501,426	147,065	593,444
Net income from discontinued operations	—	1,676	(78)	3,549
Gain on sale of discontinued operations	—	46,085	6,627	46,085
Net income	118,457	549,187	153,614	643,078
Net income attributable to noncontrolling interests in the operating partnership	(3,421)	(11,925)	(4,309)	(13,776)
Preferred unit distributions	(565)	—	(962)	—
Net income attributable to noncontrolling interests in other partnerships	(3,887)	(3,259)	(4,958)	(6,869)
Net income attributable to SL Green	110,584	534,003	143,385	622,433
Preferred stock dividends	(7,544)	(7,545)	(15,089)	(15,089)
Net income attributable to SL Green common stockholders	103,040	526,458	128,296	607,344

Earnings Per Share (EPS)
Net income per share (Basic)	$1.15	$6.30	$1.45	$7.44
Net income per share (Diluted)	$1.14	$6.26	$1.45	$7.40

Funds From Operations (FFO)
FFO per share (Basic)	$1.93	$1.09	$3.05	$2.82
FFO per share (Diluted)	$1.92	$1.08	$3.03	$2.81

Basic ownership interest
Weighted average REIT common shares for net income per share	89,789	83,578	88,265	81,632
Weighted average partnership units held by noncontrolling interests	3,193	1,912	3,121	1,858
Basic weighted average shares and units outstanding for FFO per share	92,982	85,490	91,386	83,490

Diluted ownership interest
Weighted average REIT common share and common share equivalents	90,158	84,098	88,645	82,137
Weighted average partnership units held by noncontrolling interests	3,193	1,912	3,121	1,858
Diluted weighted average shares and units outstanding	93,351	86,010	91,766	83,995

SL GREEN REALTY CORP.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except per share data)

	June 30, 2012	December 31, 2011
	(Unaudited)
Assets
Commercial real estate properties, at cost:
Land and land interests	$2,872,122	$2,684,626
Buildings and improvements	7,311,351	7,147,527
Building leasehold and improvements	1,316,523	1,302,790
Property under capital lease	12,208	12,208
	11,512,204	11,147,151
Less accumulated depreciation	(1,269,979)	(1,136,603)
	10,242,225	10,010,548
Assets held for sale	91,574	76,562
Cash and cash equivalents	256,799	138,192
Restricted cash	138,493	86,584
Investment in marketable securities	23,502	25,323
Tenant and other receivables, net of allowance of $20,826 and $16,772 in 2012 and 2011, respectively	32,728	32,107
Related party receivables	7,793	4,001
Deferred rents receivable, net of allowance of $31,343 and $29,156 in 2012 and 2011, respectively	315,700	281,974
Debt and preferred equity investments, net of discount of $22,601 and $24,996 and allowance of $41,050 and $50,175 in 2012 and 2011, respectively	982,209	985,942
Investments in and advances to unconsolidated joint ventures	1,014,042	893,933
Deferred costs, net	249,147	210,786
Other assets	784,901	737,900
Total assets	$14,139,113	$13,483,852

Liabilities
Mortgages and other loans payable	$4,861,463	$4,314,741
Revolving credit facility	80,000	350,000
Senior unsecured notes	1,173,769	1,270,656
Accrued interest and other liabilities	114,003	126,135
Accounts payable and accrued expenses	140,910	142,428
Deferred revenue/gain	352,151	357,193
Capitalized lease obligation	17,148	17,112
Deferred land lease payable	18,721	18,495
Dividend and distributions payable	30,126	28,398
Security deposits	47,463	46,367
Liabilities related to assets held for sale	62,792	61,988
Junior subordinate deferrable interest debentures held by trusts that issued trust preferred securities	100,000	100,000
Total liabilities	6,998,546	6,833,513

Commitments and contingencies	—	—
Noncontrolling interests in the operating partnership	279,685	195,030
Series G preferred units, $0.01 par value, $25.00 liquidation preference, 1,902 issued and outstanding at June 30, 2012	47,550	—
Series H preferred units, $0.01 par value, $25.00 liquidation preference, 80 issued and outstanding at June 30, 2012 and December 31, 2011, respectively	2,000	2,000

Equity
SL Green Realty Corp. stockholders’ equity
7.625% Series C perpetual preferred shares, $0.01 par value, $25.00 liquidation preference, 11,700 issued and outstanding at both June 30, 2012 and December 31, 2011, respectively	274,022	274,022
7.875% Series D perpetual preferred shares, $0.01 par value, $25.00 liquidation preference, 4,000 issued and outstanding at both June 30, 2012 and December 31, 2011, respectively	96,321	96,321
Common stock, $0.01 par value 160,000 shares authorized, 93,543 and 89,210 issued and outstanding at June 30, 2012 and December 31, 2011, respectively (inclusive of 3,605 and 3,427 shares held in Treasury at June 30, 2012 and December 31, 2011, respectively)	936	892
Additional paid-in capital	4,557,652	4,236,959
Treasury stock-at cost	(319,866)	(308,708)
Accumulated other comprehensive loss	(28,413)	(28,445)
Retained earnings	1,741,160	1,704,506
Total SL Green Realty Corp. stockholders’ equity	6,321,812	5,975,547
Noncontrolling interests in other partnerships	489,520	477,762
Total equity	6,811,332	6,453,309
Total liabilities and equity	$14,139,113	$13,483,852

SL GREEN REALTY CORP.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
FFO Reconciliation:
Net income attributable to common stockholders	$103,040	$526,458	$128,296	$607,344
Add:
Depreciation and amortization	77,812	65,539	154,895	129,036
Discontinued operations depreciation adjustments	—	—	—	676
Joint venture depreciation and noncontrolling interest adjustments	6,366	7,074	15,507	13,308
Net income attributable to noncontrolling interests	7,308	15,184	9,267	20,645
Less:
Gain on sale of discontinued operations	—	46,085	6,627	46,085
Equity in net gain on sale of joint venture interest	9,534	—	16,794	—
Purchase price fair value adjustment	—	475,102	—	488,890
Depreciable real estate reserves	5,789	—	5,789	—
Depreciation on non-rental real estate assets	209	212	476	425
Funds from Operations	178,994	92,856	278,279	235,609
Transaction related costs(1)	2,008	1,589	3,320	4,043
Funds from Operations before transaction related costs	$181,002	$94,445	$281,599	$239,652

(1)          Includes the Company’s share of joint venture transaction related costs.

	Consolidated Properties		SL Green’s share of Unconsolidated Joint Ventures		Combined
	Three Months Ended June 30,		Three Months Ended June 30,		Three Months Ended June 30,
	2012	2011	2012	2011	2012	2011
Operating income and Same-store NOI Reconciliation:
Income from continuing operations before equity in net income of unconsolidated joint ventures, noncontrolling interests and discontinued operations	$32,244	$23,175	$—	$—	$—	$—

Equity in net income from joint ventures	70,890	2,184	70,890	2,184
Depreciation and amortization	77,812	65,539	15,807	14,266
Interest expense, net of interest income	82,327	68,173	21,407	20,342
Amortization of deferred financing costs	3,553	2,684	1,170	1,526
Gain (loss) on early extinguishment of debt	—	971	—	—
Operating income	$266,826	$162,726	$109,274	$38,318

Marketing, general & administrative expense	20,721	22,454	—	—
Net operating income from discontinued operations	—	2,785	—	—
Loan loss and other investment reserves, net of recoveries	—	1,280	—	—
Transaction related costs	1,970	1,217	38	372

Non-building revenue	(35,320)	(21,138)	(71,487)	(1,337)
Equity in net income from joint ventures	(70,890)	(2,184)	—	—
(Gain) loss on early extinguishment of debt	—	(971)	—	—
Net operating income (NOI)	183,307	166,169	37,825	37,353	221,132	203,522

Net operating income from discontinued operations	—	(2,785)	—	—	—	(2,785)
NOI from other properties/affiliates	(14,110)	4,173	(7,542)	(9,027)	(21,652)	(4,854)
Same-Store NOI	$169,197	$167,557	$30,283	$28,326	$199,480	$195,883

Ground lease straight-line adjustment	284	48	—	—	284	48

Straight-line and free rent	(13,585)	(18,068)	(2,023)	(2,047)	(15,608)	(20,115)
Rental income – FAS 141	(4,569)	(5,122)	(657)	(785)	(5,226)	(5,907)
Same-store cash NOI	$151,327	$144,415	$27,603	$25,494	$178,930	$169,909

SL GREEN REALTY CORP.

SELECTED OPERATING DATA-UNAUDITED

	June 30,
	2012	2011
Manhattan Operating Data: (1)
Net rentable area at end of period (in 000’s)	23,972	23,390
Portfolio percentage leased at end of period	93.7%	92.7%
Same-Store percentage leased at end of period	93.2%	93.6%
Number of properties in operation	34	31

Office square feet where leases commenced during quarter (rentable)	1,955,729	359,583
Average mark-to-market percentage-office	0.1%	6.5%
Average starting cash rent per rentable square foot-office	$50.18	$59.91

(1)  Includes wholly owned and joint venture properties.